Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Kenneth R. Posner and Bryan R. Adel, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute the registration statement on Form S-3 relating to the sale of Rewards Network Inc.’s 3¼% Convertible Subordinated Debentures due October 15, 2023 and shares of Rewards Network Inc. common stock issuable upon conversion of the debentures and any and all amendments or supplements (including, without limitation, post-effective amendments) thereto, and to file the same, together with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto each of said attorneys full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys, or his substitute, may lawfully do and cause to be done by virtue hereof.

IN WITNESS WHEREOF, each of the undersigned has executed this instrument this 19th day of December, 2003.

Samuel Zell	/s/ Sheli Z. Rosenberg Sheli Z. Rosenberg

/s/ Peter C.B. Bynoe Peter C.B. Bynoe	/s/ Harold I. Shain Harold I. Shain

/s/ Herbert M. Gardner Herbert M. Gardner	/s/ John A. Ward III John A. Ward III

/s/ Raymond A. Gross Raymond A. Gross	/s/ George S. Wiedemann George S. Wiedemann

/s/ F. Philip Handy F. Philip Handy	/s/ Lester Wunderman Lester Wunderman